Exhibit 10.2

TOTAL SHAREHOLDER RETURN

PERFORMANCE SHARE AWARD AGREEMENT

THIS TOTAL SHAREHOLDER RETURN PERFORMANCE SHARE AWARD AGREEMENT (the “Award Agreement”), dated as of _________ (the “Grant Date”), is made by and between Rentech, Inc., a Colorado corporation (the “Company”), and _________, an employee of the Company or one or more of its Subsidiaries (the “Participant”).

WHEREAS, the Company maintains the Rentech, Inc. Amended and Restated 2006 Incentive Award Plan (the “Plan”);

WHEREAS, the Company wishes to carry out the Plan (the terms of which are hereby incorporated by reference and made a part of this Award Agreement);

WHEREAS, the Plan authorizes the grant of awards that provide the grantee with a right to receive Stock, the payment of which is contingent upon achieving specified performance-based targets established by the Committee (“Performance Shares”);

WHEREAS, the Committee has determined to issue the award of Performance Shares provided for herein (the “Performance Share Award”) to the Participant as an inducement to enter into or remain in the service of the Company and its Subsidiaries, and as an incentive for increased or continued efforts during such service, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Share Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1    As used herein, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise.  All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

(a)   “Cause” shall mean “cause” as defined in an applicable employment agreement between the Participant and the Company or, if no such employment agreement exists or if an applicable agreement contains no such definition, then “cause” shall mean (i) any material failure by the Participant to perform the Participant’s duties and responsibilities reasonably assigned to Participant by the Company (other than due to the Participant’s Disability); (ii) any act of fraud, embezzlement, theft or misappropriation by the Participant relating to the Company or its business or assets; (iii) the Participant’s commission of a felony or a crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of the Particip/ant’s duties and responsibilities with the Company or which adversely affects the image, reputation or business of the Company or its affiliates; or (v) any material breach by the Participant of any agreement between the Company and the Participant.

(b)   “Good Reason” shall mean “good reason” as defined in an applicable employment agreement between the Participant and the Company or, if no such employment agreement exists or if an applicable agreement contains no such definition, then “good reason” shall mean the occurrence of any of the following without the Participant’s consent: (i) a material reduction in the Participant’s annual base salary, unless such reduction in annual base salary is part of a general decrease in the base salary of similarly affected employees as part of a general cost reduction exercise; (ii) a material reduction in the Participant’s job duties and responsibilities or the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position with the Company, provided, that no resignation for Good Reason shall be effective unless and until (A) the Participant has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after the occurrence thereof, (B) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (C) the effective date of the Participant’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

(c)   “Measurement Date” means April 1, 2011.

(d)  “Peer Companies” means the peer companies listed on Exhibit B hereto, excluding any companies whose shares are no longer listed on an exchange or quoted on NASDAQ or a successor or other quotation system at such time as a calculation pursuant to this Agreement is required to be made using the Total Shareholder Return for the Peer Companies.

(e)  “Performance Percentage” shall mean the Performance Percentage corresponding to the Total Shareholder Return Percentile in the Total Shareholder Return Table contained in Exhibit A hereto.  For informational purposes an example of the Total Shareholder Return Percentile calculation is set forth on Exhibit A.

(f)  “Performance Shares” shall mean up to _______ shares of Stock that will be issued to the Participant under this Award Agreement if the Performance Targets or such other criteria described hereunder are met during the applicable performance period.

(g)  “Performance Targets” shall mean the specific target or targets determined by the Committee, as specified in Section 2.2 and Exhibit A hereto.

(h)  “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

(i)  “Termination of Service” shall mean the Participant’s termination of employment with the Company for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, or Disability, provided, that, if the Participant continues to serve as a Director immediately following any such termination of employment, the Committee may, in its sole discretion, determine that a Termination of Service has not occurred until such time as the Participant ceases to serve as a Director.

(j)  “Total Shareholder Return” shall mean the quotient (expressed as a percentage) obtained by dividing (i)(A) the Volume Weighted Average Share Price as of the Measurement Date or the Termination Date, as applicable, minus (B) the Volume Weighted Average Share Price as of April 1, 2008, plus (C) the aggregate amount of dividends paid in respect of a share of Stock during the period commencing on April 1, 2008 and ending on the Measurement Date, by (ii) the Volume Weighted Average Share Price on April 1, 2008.

(k)  “Total Shareholder Return Percentile” means the relative performance percentile obtained when the Company’s Total Shareholder Return is compared to the total shareholder return of each of the Peer Companies, based on the same period and using the same methodology as that used to determine the Company’s Total Shareholder Return, as determined by the Committee.  For informational purposes an example of the Total Shareholder Return Percentile calculation is set forth on Exhibit A.

(l)  “Total Shareholder Return Threshold” shall mean a Total Shareholder Return Percentile in excess of 25%.

(m)  “Volume Weighted Average Share Price” shall mean the trailing sixty-day volume weighted average closing price of a share of Stock on the principal exchange on which the Stock is then trading, as determined by the Committee.

ARTICLE II.
AWARD OF PERFORMANCE SHARES

Section 2.1   Award of Performance Shares.  As of the Grant Date, the Company grants to the Participant the Performance Share Award on the terms and conditions set forth in this Award Agreement.  The Performance Share Award represents a potential right to receive shares of Stock that may become payable based upon the Participant’s continued service and the achievement of the Performance Targets.  The actual number of Performance Shares, if any, payable to the Participant will be determined by reference to the Total Shareholder Return Percentile as of the Measurement Date or Termination Date, as applicable.  The Participant’s right and interest in the Performance Share Award represents a mere unfunded and unsecured contingent promise to pay by the Company.  As a further condition to the Company’s obligations under this Award Agreement, the Participant’s spouse, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit C.  Notwithstanding anything to the contrary anywhere else in this Award Agreement, the Performance Share Award is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

Section 2.2   Payment of Performance Shares.

(a)  Subject to Section 2.2(b) below, in the event that (i) the Participant does not incur a Termination of Service prior to the Measurement Date, and (ii) during the period commencing on April 1, 2008 and ending on the Measurement Date, the Company achieves a Total Shareholder Return in excess of the Total Shareholder Return Threshold, then the Participant shall be entitled to receive a number of Performance Shares equal to the product of (x) the maximum number of Performance Shares subject to this Performance Share Award, multiplied by (y) the Performance Percentage determined as of the Measurement Date in accordance with the Total Shareholder Return Table contained in Exhibit A hereto.  Any Performance Shares that become payable to the Participant shall be paid in whole shares of Stock as soon as practicable after the Measurement Date, but in no event later than the last day of the applicable two and one-half (2 ½) month “short-term deferral” period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4) (the “Short-Term Deferral Period”).

(b)  Notwithstanding Section 2.2(a) above:

(i)
In the event that, prior to the Measurement Date, a Change in Control occurs and the Participant has not experienced a Termination of Service prior to such Change in Control, then, upon such Change in Control, the Participant shall be entitled to receive the maximum number of Performance Shares subject to this Performance Share Award as soon as practicable after the Change in Control occurs, but in no event later than the last day of the applicable Short-Term Deferral Period;

(ii)
In the event that, (A) after March 31, 2009, but prior to the Measurement Date, the Participant experiences a Termination of Service by the Company without Cause or by the Participant for Good Reason, and (B) during the period commencing on April 1, 2008 and ending on the date of Termination of Service (the “Termination Date”), the Company achieves a Total Shareholder Return in excess of the Total Shareholder Return Threshold, then the Participant shall be entitled to receive a number of Performance Shares determined by multiplying (x) the maximum number of Performance Shares subject to this Performance Share Award, times (y) the Performance Percentage applicable as of the Termination Date, determined in accordance with the Total Shareholder Return Table contained in Exhibit A hereto, times (z)(1) if such Termination of Service occurs on any date after March 31, 2009 but prior to April 1, 2010, a factor of 25%, and (2) if such termination occurs on any date after March 31, 2010, but prior to April 1, 2011, a factor of 50%, payable, in any event, as soon as practicable after the Termination Date, but in no event later than the last day of the applicable Short-Term Deferral Period (it being understood that no Performance Shares shall become payable under this Section 2.2(b)(ii) in connection with a Termination of Service occurring on or prior to March 31, 2009); and

(iii)
In the event that, prior to the Measurement Date, (A) the Participant experiences a Termination of Service due to the Participant’s death or Disability, and (B)  during the period commencing on April 1, 2008 and ending on the Termination Date, the Company achieves a Total Shareholder Return in excess of the Total Shareholder Return Threshold, then the Participant shall be entitled to receive a number of Performance Shares determined by multiplying (x) the maximum number of Performance Shares subject to this Performance Share Award, times (y) the Performance Percentage determined as of the Termination Date in accordance with the Total Shareholder Return Table contained in Exhibit A hereto, payable as soon as practicable after the Termination Date, but in no event later than the last day of the applicable Short-Term Deferral Period.

Section 2.3   Forfeiture; Transfer Restrictions. The right to receive the Performance Shares shall be subject to forfeiture as provided in Section 3.1 of this Award Agreement, and the Participant shall have no right to sell, assign, transfer, pledge, or otherwise encumber or dispose of the Performance Share Award or the Participant’s right to receive the Performance Shares.

Section 2.4   No Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any shares that may become deliverable hereunder unless and until certificates representing such shares shall have been issued or recorded in book entry form on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

ARTICLE III.
RESTRICTIONS

Section 3.1   Forfeiture.

(a)  Termination of Service.  Except as expressly provided in Section 2.2(b) above, in the event that the Participant incurs a Termination of Service for any reason prior to the Measurement Date, the Performance Share Award and the Performance Shares, to the extent not payable under Section 2.2 as of the Termination Date, shall thereupon automatically and without further action be cancelled and forfeited by the Participant, and the Participant shall have no further right or interest in or with respect thereto.  No portion of the Performance Share Award and no portion of the Performance Shares which are not payable to the Participant under Section 2.2 above as of the Termination Date shall thereafter become payable.

(b)  Failure to Achieve Performance Target.  Any portion of the Performance Share Award and any Performance Shares which do not become payable to the Participant as of the Measurement Date as a result of the relevant Performance Targets not being fully achieved shall automatically and without further action be cancelled and forfeited by the Participant as of the Measurement Date, and the Participant shall have no further right or interest in or with respect to such portion of the Performance Share Award or Performance Shares.  No portion of the Performance Share Award and no portion of the Performance Shares which do not become payable to the Participant as of the Measurement Date as a result of the relevant Performance Targets not being fully achieved shall thereafter become payable.

Section 3.2   Distribution of Stock.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to this Award Agreement unless and until the Committee has determined that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded.  All Stock certificates delivered pursuant to this Award Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.  The Committee shall have the right to require the Participant to comply with any timing or other restrictions with respect to the settlement of any Performance Shares, including a window-period limitation, as may be imposed in the discretion of the Committee.  Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Participant any certificates evidencing shares of Stock issued upon settlement of any Performance Shares under this Award Agreement and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).  No fractional shares shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of any vested fractional Performance Shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

ARTICLE IV.
MISCELLANEOUS

Section 4.1   No Right to Continued Employment.  Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Participant and the Company or any Subsidiary.

Section 4.2   Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Performance Shares.  The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow the Participant to elect to have the Company withhold Performance Shares that become payable under this Performance Share Agreement (or allow the return of such shares of Stock by the Participant) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of shares which may be so withheld (or returned) with respect to a taxable event arising in connection with the Performance Shares shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.

Section 4.3   Section 409A.  The Performance Share Award is not intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Code Section 409A.  Nevertheless, to the extent that the Committee determines that the Performance Share Award may not be exempt from (or compliant with) Code Section 409A, the Committee may amend this Award Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Performance Share Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Performance Share Award, or (b) comply with the requirements of Code Section 409A.  To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Code Section 409A.

Section 4.4   Tax Consultation.  The Participant understands that he or she may suffer adverse tax consequences in connection with the Performance Share Award or the payment thereof.  The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the Performance Share Award and that the Participant is not relying on the Company for tax advice.

Section 4.5   Conformity to Securities Laws. This Award Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, this Award Agreement shall be administered, and the Performance Shares shall be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Award Agreement and the Performance Shares issued hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.6   Amendment. This Award Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.

Section 4.7   Severability.  In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement, which shall remain in full force and effect.

Section 4.8   Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at his then current address on the books and records of the Company.  By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.3.

Section 4.9    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

Section 4.10    Governing Law. The laws of the State of Colorado shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

           IN WITNESS WHEREOF, this Award Agreement has been executed and delivered by the parties hereto.

RENTECH, INC., a Colorado corporation By: Name: Title:

PARTICIPANT

[Name]

EXHIBIT A

TOTAL SHAREHOLDER RETURN

For purposes of this Award Agreement, the Performance Percentage shall be determined as of any given date by matching the Total Shareholder Return Percentile on such date with the corresponding Performance Percentage listed in the Total Shareholder Return Table below.  To the extent that the applicable Total Shareholder Return Percentile falls between the incremental levels contained in this Total Shareholder Return Table, the Performance Percentage shall be determined based on a linear pro ration between the relevant increments rounded to the nearest percentage point.

TOTAL SHAREHOLDER RETURN TABLE
If the Total Shareholder Return Percentile on the determination date equals:	Then the Performance Percentage shall be equal to:
25th percentile or less	0%
50th percentile	50%
75th percentile or more	100%

For informational purposes, following is a sample calculation of Total Shareholder Return Percentile and Performance Percentile:

The Total Shareholder Return for each of Rentech and the 12 Peer Companies is calculated first and the results are ranked from 1 (lowest return) to 13 (highest return), if Rentech’s Total Shareholder Return were the 8th highest out of 13 then the Total Shareholder Return Percentile calculation would proceed as follows:

▪	8/13 = 62%

A Total Shareholder Return of 62% falls within the payout range on the table above and the Performance Percentile would be calculated as follows:

▪
The Performance Percentage increases by 2% for each incremental increase of a percentage point in the Total Shareholder Return Percentile above the 25% threshold up to a maximum Performance Percentage of 100%, e.g. 26% Total Shareholder Return Percentile equates to a 2% Performance Percentage, 27% equates to 4%, 30% equates to 10% and so on

▪	In this example the Performance Percentage would be calculated as (62% - 25% = 37%) and then 37% would be multiplied by the factor of 2 (37% * 2 = 74%) to arrive at a 74% Performance Percentage

EXHIBIT B

PEER COMPANIES

For purposes of determining the Total Shareholder Return Percentile, the Peer Companies shall consist of:

Methanex Corp.
Terra Industries, Inc.
Aventine Renewable Energy
Headwaters, Inc.
Verasun Energy Corp.
MGP Ingredients, Inc.
Pacific Ethanol, Inc.
Energy Conversion Devices, Inc.
Fuel Tech., Inc.
Ballard Power Systems, Inc.
Evergreen Energy, Inc.
Fuelcell Energy, Inc.

EXHIBIT C

CONSENT OF SPOUSE

I, ____________________, spouse of _______________, have read and approve the foregoing Award Agreement. In consideration of granting of the right to my spouse to receive Performance Shares of Rentech, Inc. as set forth in the Award Agreement if the Performance Goals are met, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Award Agreement and agree to be bound by the provisions of the Award Agreement insofar as I may have any rights in said Award Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Award Agreement.

Dated: _______________, ______

Name: _____________________________